Exhibit 99.1

Callon Petroleum Company Announces Pricing of Common Stock Offering

NATCHEZ, Miss., April 19, 2016 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it has priced an underwritten public offering of 22,000,000 shares of its common stock for total estimated gross proceeds (before the underwriter’s discounts and commissions and estimated offering expenses) of $187 million. The underwriters will have an option to purchase up to an additional 3,300,000 shares of common stock from the Company. Proceeds from the offering are expected to be used to fund the pending Big Star Acquisition and AMI Transaction, both as described in the Company’s Report on Form 8-K previously filed on April 19, 2016. If the pending acquisitions are not consummated, the Company intends to use the net proceeds of this offering to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions, repayment of indebtedness and working capital.

Credit Suisse and Scotia Howard Weil are acting as joint book-running managers for the offering. The offering is expected to close on April 25, 2016, subject to customary closing conditions.

The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, via telephone at 1-800-221-1037, or by e-mailing newyork.prospectus@credit-suisse.com; or by contacting Scotia Capital (USA) Inc., Prospectus Department, 250 Vesey Street, New York, New York 10281, Attention: Equity Capital Markets, or via telephone (212) 225-6854.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294